Exhibit 2.11

PLEDGE AGREEMENT

By

STUDIO CITY FINANCE LIMITED

in favor of

DB TRUSTEES (HONG KONG) LIMITED

as Collateral Agent

Dated as of November 26, 2012

Table of Contents

		Page

Section 1.	Pledge	1

Section 2.	Delivery of Pledged Collateral	1

Section 3.	Representations and Warranties	2

Section 4.	Further Assurances	2

Section 5.	Exercise of Rights, Payments on Pledged Debt	3

Section 6.	Covenants	4

Section 7.	Power of Attorney	4

Section 8.	Reasonable Care	5

Section 9.	Remedies upon Default	5

Section 10.	Legal Names; Type of Organization Jurisdiction of Organization; Chief Executive Office; Organizational Identification Numbers; Changes Thereto; Etc	6

Section 11.	Collateral Agent Compensation and Indemnity	6

Section 12.	Replacement of Collateral Agent	7

Section 13.	Successor Collateral Agent by Merger, etc	7

Section 14.	Notices, etc	8

Section 15.	Amendments, Etc	8

Section 16.	Assignment	8

Section 17.	Continuing Agreement	8

Section 18.	Governing Law	9

Section 19.	Waiver of Jury Trial	9

Section 20.	Consent to Jurisdiction	9

ANNEX A	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization), Jurisdiction of Organization, Chief Executive Office and Organizational Identification Numbers

EXHIBIT A	Non-Negotiable Intercompany Note

i

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of November 26, 2012 (the “Agreement”), made by STUDIO CITY FINANCE LIMITED, a British Virgin Islands limited liability company (the “Company”), in favor of DB Trustees (Hong Kong) Limited, as collateral agent (the “Collateral Agent”) for DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”) for the noteholders under the Indenture, dated as of November 26, 2012 (the “Indenture”), between the Company, the Trustee, the Collateral Agent and the other parties thereof.

The Company has entered into the Indenture pursuant to which it is issuing $825,000,000 aggregate principal amount of its 8.500% Senior Notes due 2020 (the “Senior Notes”). In connection therewith, the Company has entered into a Note Disbursement and Account Agreement dated as of November 26, 2012 (the “NDAA”) with the Trustee, the Collateral Agent and the other parties as described therein. As the proceeds from the issuance of the Senior Notes are disbursed in accordance with the NDAA, each such disbursement shall constitute an advance in the same amount made to Studio City Investments Limited (the “Borrower”) or to another party at the Borrower’s direction in accordance with the Intercompany Note attached hereto as Exhibit A. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Indenture or if not defined in the Indenture, have the meanings given them in Article 9 of the Uniform Commercial Code in the State of New York (the “Code”).

In connection with issuance of the Senior Notes, the Company hereby agrees as follows:

SECTION 1. PLEDGE. As security for the due and punctual payment and performance by the Company of its obligations under this Agreement, the Senior Notes and the Indenture (collectively, the “Secured Obligations”), the Company hereby pledges and grants to the Collateral Agent for its benefit and the benefit of the Trustee and all holders of the Senior Notes, a continuing first priority security interest in the Intercompany Note and all interest, cash, Instruments and other Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for the Intercompany Note (collectively, the “Pledged Collateral”).

SECTION 2. DELIVERY OF PLEDGED COLLATERAL. The Intercompany Note (i) shall be delivered to or to the order of the Collateral Agent in New York, New York, prior to the issuance of the Senior Notes and held in the State of New York by or on behalf of the Collateral Agent pursuant hereto and (ii) shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. Any other certificates or instruments representing or evidencing the Pledged Collateral from time to time (i) shall also be delivered to or to the order of the Collateral Agent in New York, New York and held in the State of New York by or on behalf of the Collateral Agent pursuant hereto and (ii) shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. Prior to delivery to the Collateral Agent, all such other certificates or instruments evidencing Pledged Collateral shall be held in trust by the Company for the benefit of the Collateral Agent.

SECTION 3. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Collateral Agent, for the benefit of the Collateral Agent, the Trustee and all holders of the Senior Notes, that:

(a) it is the legal, beneficial and record owner of, and has good and marketable title to, all of the Pledged Collateral and that it has sufficient interest in all of the Pledged Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no Lien whatsoever, except the liens and security interests created by this Agreement and Permitted Liens). There exists no “adverse claim” within the meaning of Section 8-102 of the Code with respect to the Pledged Collateral;

(b) the pledge of the Pledged Collateral pursuant to this Agreement creates a legal, valid and binding obligation of the Company and, upon delivery of the Pledged Collateral to the Collateral Agent in New York, a perfected security interest in favor of the Collateral Agent in such Pledged Collateral, securing the payment of the Secured Obligations subject only to Permitted Liens. Except as set forth in this Section 3(b), no action is necessary to perfect the Collateral Agent’s security interest;

(c) the Intercompany Note has been duly authorized by Studio City Investments and is the legal, valid and binding obligation thereof. No authorization, approval or action by, and no notice of filing with any governmental authority or third party is required for the issuance by Studio City Investments of the Intercompany Note and the issuance of the Intercompany Note did not violate any law or governmental regulation or any contractual restriction binding on or affecting Studio City Investments or any of its property which could reasonably be expected to have a material adverse effect on the business, property or assets of Studio City Investments and its subsidiaries taken as a whole or on the ability of Studio City Investments to perform its obligations under the Intercompany Note;

(d) “control” (as defined in Section 8-106 of the UCC) has been obtained by the Collateral Agent over the Pledged Collateral with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC;

(e) neither the entry into this Agreement by the Company nor the exercise by the Collateral Agent of its rights and remedies hereunder will violate any law or governmental regulation or any contractual restriction binding on or affecting the Company or any of its property which could reasonably be expected to have a material adverse effect on the business, property or assets of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations hereunder; and

(f) no authorization, approval or action by, and, no notice or filing with any governmental authority by Studio City Investments or a third party is required either (i) for the granting of the security interest by the Company pursuant to this Agreement or (ii) for the exercise by the Collateral Agent or the other Secured Parties of their rights and remedies hereunder, except as required in connection with judicial enforcement of remedies.

SECTION 4. FURTHER ASSURANCES.

(a) The Company agrees that at any time and from time to time, at the expense of the Company, the Company will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including any action to ensure that “control” of the Pledged Collateral (as defined in Section 8-106 of the Code) is at all times maintained by the Collateral Agent) or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(b) The Company shall from time to time cause appropriate financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the District of Columbia, covering all Pledged Collateral hereunder (with the form of such financing statements to be satisfactory to the Collateral Agent), to be filed in the relevant filing offices so that at all times the Collateral Agent’s security interest in all Pledged Collateral which can be perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including without limitation, Section 9-312(a) of the Code) is so perfected.

SECTION 5. EXERCISE OF RIGHTS. PAYMENTS ON PLEDGED DEBT.

(a) Except as provided herein or in the Indenture, so long as neither a Default nor an Event of Default under the Indenture and of which notice has been given to the Company shall have occurred and be continuing, the Company shall be entitled to (i) exclusively exercise all of the rights of a holder of the Intercompany Note with respect to demands for repayment of the principal thereof, (ii) exclusively exercise any and all voting and other consensual rights pertaining to the Intercompany Note and to give consents, waivers or ratifications in respect thereof and (iii) receive and retain any and all payments made in respect of the Intercompany Note. The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Company all such instruments as the Company may reasonably request, at the expense of the Company, for the purpose of enabling the Company to receive principal and interest payments which it is authorized to receive and retain pursuant to this Section 5(a).

(b) Upon the occurrence and during the continuance of a Default or an Event of Default under the Indenture and of which notice has been given to the Company:

(i) All rights of the Company to exercise rights with respect to the Pledged Collateral which it would otherwise be entitled to exercise pursuant to Section 5(a) and to receive the principal and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 5(a) shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such rights and to receive and hold as Pledged Collateral such principal and interest payments.

(ii) All principal and interest payments that are received by the Company contrary to the provisions of paragraph (i) of this Section 5(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Company and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

Without prejudicing the right of the Company to contest the Trustee’s determination that a Default or Event of Default has occurred and is continuing, for purposes of this Agreement, the Collateral Agent will be entitled to treat a notice by the Trustee to it to the effect that a Default or Event of Default has occurred and is continuing as sufficient evidence of such Default or Event of Default.

SECTION 6. COVENANTS. The Company hereby covenants, that so long as any of the Secured Obligations remain outstanding, the Company shall:

(a) not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Liens;

(b) warrant and defend title to and ownership of the Pledged Collateral of the Company at its own expense against the claims and demands of all other parties claiming an interest therein; and

(c) not make or consent to any amendment or other modification or waiver with respect to the Intercompany Note or any instrument or agreement that is part of the Pledged Collateral other than in accordance with the terms of the Indenture.

SECTION 7. POWER OF ATTORNEY. In addition to other powers of attorney contained herein, the Company hereby designates and appoints the Collateral Agent, on behalf of itself, the Trustee and the holders of the Senior Notes, and each of its designees or agents as attorney-in-fact of the Company, irrevocably and with power of substitution, with authority to take any or all of the following actions when permitted by Section 5(b) or Section 9 of this Agreement upon the occurrence and during the continuation of a Default or an Event of Default:

(a) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral, all as the Collateral Agent may reasonably determine in respect of such Pledged Collateral;

(b) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral and enforcing any other right in respect thereof;

(c) to defend, settle, adjust or compromise any action, suit or proceeding brought with respect to the Pledged Collateral and, in connection therewith, give such discharge or release as the Collateral Agent may deem reasonably appropriate;

(d) to pay or discharge taxes, Liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral;

(e) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(f) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral;

(g) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral;

(h) to execute and deliver and/or file all assignments, conveyances, statements, financing statements, continuation statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Collateral Agent may reasonably determine necessary in order to perfect and maintain the security interests and Liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated herein; and

(i) to do and perform all such other acts and things as the Collateral Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations remain outstanding. The Collateral Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Collateral Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Collateral Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or wilful misconduct. This power of attorney is conferred on the Collateral Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

SECTION 8. REASONABLE CARE. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords other pledged collateral of the same type.

SECTION 9. REMEDIES UPON DEFAULT. If any Event of Default shall have occurred and be continuing and the obligation to repay the Senior Notes has been accelerated in accordance with the Indenture, as notified to the Company, and provided that the Company is not contesting that a Default or an Event of Default has occurred and is continuing, the Collateral Agent may:

(a) transfer all or any part of the Pledged Collateral into the Collateral Agent’s name or the name of its nominee or nominees;

(b) accelerate the obligation of Studio City Investments to repay the Intercompany Note in accordance with its terms, and take any other lawful action to collect upon the Intercompany Note (including, without limitation, to make any demand for payment thereon);

(c) exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon a default under the Code at that time, and the Collateral Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Collateral Agent of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(d) hold all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral as collateral for, and then or at any time thereafter transfer such amounts to the Trustee to be applied in whole or in part against, all or any part of the Secured Obligations as provided in the Indenture. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent, Trustee or holders of the Senior Notes are legally entitled, the Company shall be liable for the deficiency, together with the costs of collection and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency, until such time as such amounts are repaid by the Company. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Company or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 10. LEGAL NAMES: TYPE OF ORGANIZATION JURISDICTION OF ORGANIZATION: CHIEF EXECUTIVE OFFICE: ORGANIZATIONAL IDENTIFICATION NUMBERS: CHANGES THERETO: ETC. The exact legal name of the Company as of the date hereof, the type of organization, whether or not it is a Registered Organization, its jurisdiction of organization, its chief executive office, and the organizational identification number (if any) of the Company, is listed on Annex A hereto. The Company shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its jurisdiction of organization, its chief executive office, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Indenture) if (i) it shall have given to the Collateral Agent not less than 10 Business Days’ prior written notice of each change to the information listed on Annex A, together with a supplement to Annex A which shall correct all information contained therein, and (ii) in connection with any such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Pledged Collateral at all times fully perfected and in full force and effect.

SECTION 11. COLLATERAL AGENT COMPENSATION AND INDEMNITY.

(a) The Company will pay to the Collateral Agent from time to time reasonable compensation pursuant to a written fee agreement executed between the Collateral Agent and the Company for its acceptance of the Pledged Collateral and services hereunder. The Company will reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.

(b) The Company will indemnify the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the costs and expenses of enforcing this Agreement against the Company (including this Section 11) and defending itself against any claim (whether asserted by the Company, the Trustee, any holder of the Senior Notes or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or bad faith. The Collateral Agent will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company will not relieve the Company of its obligations hereunder. The Company will defend the claim and the Collateral Agent will cooperate in the defense. The Collateral Agent may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld. All fees and all expenses incurred by the Collateral Agent pursuant to this Agreement shall constitute Secured Obligations.

(c) The obligations of the Company under this Section 11 will survive the termination of this Agreement.

(d) When the Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) of the Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(e) The terms of Section 7 of the Indenture are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms as if they were included herein.

SECTION 12. REPLACEMENT OF COLLATERAL AGENT.

(a) Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving to the Company not less than 30 days’ notice of its intention to do so. After giving such notice of resignation to the Company, the Collateral Agent shall, after consultation with the Company, appoint a successor Collateral Agent in accordance with the Indenture. Any such appointment shall take effect upon (a) notice thereof being given to the Company and (b) the resigning Collateral Agent having assigned to the successor Collateral Agent any independent rights of the resigning Collateral Agent in its individual capacity under any of this Agreement or the Senior Notes by an assignment not constituting a novation of debt and to the extent legally possible not having any negative effect on this Agreement executed in favor of the resigning Collateral Agent, the benefit of which shall be explicitly reserved to the successor Collateral Agent. Thereafter, the resigning Collateral Agent shall be discharged from any further obligation under this Agreement and its successor and each of the other parties hereto and thereto shall have the same rights and obligations inter se as they would have had if such successor had been a party to this Agreement in place of the resigning Collateral Agent. The resigning Collateral Agent shall make over to its successor all such records as its successor requires to carry out its duties.

(b) The Company may remove the Collateral Agent if it is adjudged a bankrupt or an insolvent or an order for relief is entered into with respect to the Collateral Agent under any Bankruptcy Law (as defined in the Indenture). In this case, a successor Collateral Agent shall be appointed in accordance with the Indenture.

SECTION 13. SUCCESSOR COLLATERAL AGENT BY MERGER, ETC. If the Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Collateral Agent.

SECTION 14. NOTICES, ETC. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing in the English language sent or delivered by mail, telecopy or courier service and all such notices and communications shall not be effective until received. All notices and other communications shall be in writing and addressed as follows:

(a)	if to the Company, at:

c/o Melco Crown Entertainment Limited
36th Floor, The Centrium
60 Wyndham Street
Central
Hong Kong
	Facsimile No.:	+852 2537 3618
	Attention:	Company Secretary

(b)	if to the Collateral Agent, at:

DB Trustees (Hong Kong) Limited
Level 52, International Commerce Centre 1 Austin Road West Kowloon, Hong Kong
	Facsimile No.:	+852 2203 7320
	Attention:	The Managing Director

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

SECTION 15. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be (a) in accordance with the terms of the Indenture and (b) in writing and signed by or on behalf of the Collateral Agent.

SECTION 16. ASSIGNMENT. Upon notice to the Company, the acting Collateral Agent may at any time assign all of its rights, duties and obligations hereunder to any other Person appointed to replace it as Collateral Agent pursuant to the Indenture effective upon such notice such holder shall succeed to all of the rights, duties and obligations of Collateral Agent hereunder.

SECTION 17. CONTINUING AGREEMENT. This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until full and final payment and performance of the Secured Obligations (for purposes of this Section 17, payment in full will include the legal defeasance or other satisfaction and discharge of the Senior Notes under the Indenture) and payment in full of all unpaid fees, expenses, and indemnity obligations due and owing to the Trustee and the Collateral Agent under the Indenture and hereunder. Upon the payment in full of the Secured Obligations, the Company shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof. Following such payment in full, the Collateral Agent, at the request and sole expense of the Company, will execute and deliver to the Company a proper instrument or instruments (including UCC termination statements) acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC termination statements and instruments of satisfaction and discharge).

This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent, the Trustee or the holders of the Senior Notes as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) properly incurred by the Collateral Agent or the Trustee in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

SECTION 18. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

SECTION 19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 20. CONSENT TO JURISDICTION. The Company hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to this Agreement or any transaction contemplated thereby. The Company irrevocably designates and appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as its authorized agent for receipt of service of process in any such suit, action or proceeding. In the event that such agent for service of process appointed pursuant to this Section 20 is unable to act as agent for service of process or no longer maintains an office in the State of New York, each Debtor and Creditor shall forthwith appoint a successor agent located in the State of New York that will promptly provide to the Collateral Agent a letter affirming such appointment.

(Signature page follows)

IN WITNESS WHEREOF, the Company and the Collateral Agent have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

STUDIO CITY FINANCE LIMITED

By:	/s/ GEOFFREY DAVIS
	Name:	GEOFFREY DAVIS
	Title:	Authorized Signatory

Signature Page to the Pledge Agreement

IN WITNESS WHEREOF, the Company and the Collateral Agent have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

STUDIO CITY FINANCE LIMITED

By:
Name:
Title:

DB TRUSTEES (HONG KONG) LIMITED, as
Collateral Agent

By:	/s/ Stuart Harding
	Name:	Stuart Harding
	Title:	Authorised Signatory

By:	/s/ Hui Nga Man
	Name:	Hui Nga Man
	Title:	Authorised Signatory

Signature Page to the Pledge Agreement

ANNEX A

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION),

JURISDICTION OF ORGANIZATION,

CHIEF EXECUTIVE OFFICE AND

ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of the Company	Registered Organization (Yes/No)?	Jurisdiction of Organization	Chief Executive Office	New Pledgor’s Organization Identification Number (or, if it has none, so indicate)

Studio City Finance Limited	No	British Virgin Islands	Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands	1673307

EXHIBIT A

Non-Negotiable Intercompany Note

Studio City Investments Limited

Up to US$825,000,000

Studio City Finance

Limited Hong Kong, China

November 26, 2012

Studio City Finance Limited (the “Company”) has issued 8.500% Senior Notes (the “Senior Notes”) in the aggregate principal amount of US$825,000,000 pursuant to an Indenture dated as of November 26, 2012 (the “Indenture”) among itself, certain guarantors, DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), and the other parties as described therein. In connection therewith, the Company has entered into a Note Disbursement and Account Agreement dated as of November 26, 2012 (the “NDAA”) with the Trustee, the Collateral Agent and the other parties as described therein. As the proceeds from the issuance of the Senior Notes are disbursed in accordance with the NDAA, each such disbursement shall constitute an advance in the same amount made to Studio City Investments Limited (the “Borrower”) or to another party at the Borrower’s direction (each an “Advance”). On the date hereof, the outstanding amount advanced under this Intercompany Note is US$13,200,000.

The Borrower promises to repay to the Company, or order, on December 1, 2020 the aggregate of all the Advances, which shall be an amount not exceeding US$825,000,000, or so much thereof as may remain unpaid, and to pay to the Company on the date hereof an upfront fee in the amount of US$13,200,000 (receipt of which by the Company is hereby acknowledged) and:

(a) a commitment fee on the undisbursed amount of Senior Note proceeds (which, subject to the satisfaction of any conditions precedent specified in the NDAA, are available to be disbursed); and

(b) interest on the unpaid balance of the outstanding aggregate principal amount of the Advances;

at the rate of eight and a half per cent (8.500%) per annum (computed on the basis of a 360 day year of twelve 30 day months) payable in arrears on each of the dates below:

(i) on each interest payment date for the Senior Notes until the Opening Date (as defined in the NDAA);

(ii) on the Opening Date; and

(iii) thereafter monthly on the first day of each month,

(each, an “Interest Payment Date”),

until such unpaid balance shall be paid in full. Any Interest Payment Date that would otherwise fall on a date that is not a Business Day (as defined in the Indenture referred to below) shall be postponed to the next succeeding Business Day. If the Borrower fails to pay when due all or any portion of the principal, interest or commitment fee, under this Note, such unpaid principal and (to the extent permitted by law) unpaid interest or fees shall bear interest from each day from the date it became so due until paid in full, payable on demand, at the rate of one per cent (1%) per annum in excess of the otherwise applicable interest rate. The Borrower shall, on demand by the Company, also pay to the Company an amount up to an amount equal to (i) any amounts required to be paid by the Company to the Trustee under the Indenture or to the Collateral Agent under the Note Pledge Agreement (as both such terms are defined below) and (ii) Additional Amounts (as defined in the Indenture), if any. All payments of principal, interest and other amounts shall be made in lawful money of the United States of America at the office of the Company, or at such other place as the holder hereof shall have designated to the Borrower in writing.

This Note may be prepaid, in whole or in part, at any time. Any such prepayment shall be made together with accrued and unpaid interest hereon plus, on demand by the Company, to the extent applicable, the Borrower shall also pay premium in an amount up to an amount equal to any premium paid or then required to be paid by the terms of the Senior Notes in connection with any like prepayment of the Senior Notes. In addition, should the Company elect to prepay, or be required by the terms of the Senior Notes to prepay, all or a portion of such Senior Notes on any day, the Borrower shall on demand by the Company, prepay a like principal amount of the principal of this Note, together with accrued and unpaid interest (and, if all, any accrued and unpaid commitment fee), plus an amount up to an amount equal to any premium paid or then due by the Company under the Senior Notes. Should the Company be required at any time to pay any Additional Amounts (as defined in the Indenture) in connection with any withholding or deduction for or on account of taxes, duties, assessments or governmental charges of whatever nature under the terms of the Senior Notes, the Borrower shall also pay on demand by the Company as additional interest hereunder, an amount up to the amount of such Additional Amounts then due under the Senior Notes.

Upon any exercise of remedies pursuant to Section 9(b) of the Note Pledge Agreement, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

No failure to exercise and no delay in exercising, on the part of the Company of this Note, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privilege herein provided are cumulative and not exclusive of any rights, remedies, power and privileges provided by law.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

This Note may be executed manually or by facsimile or electronically transmitted signature, and any such signature shall be for all purposes as an original.

This Note is being pledged to DB Trustees (Hong Kong) Limited as collateral agent (the “Collateral Agent”) for the benefit of the Trustee and the Holders pursuant to that certain Pledge Agreement (the “Note Pledge Agreement”) dated as of November 26, 2012 between the Company and the Collateral Agent to secure the Company’s obligations under the Indenture and the Senior Notes. Except pursuant to, in accordance with or otherwise in connection with the Note Pledge Agreement, this Note cannot be pledged, sold, assigned or otherwise transferred. The Borrower agrees not to take any actions, make any payments or accept any instructions from the Company after any exercise of remedies pursuant to Section 9 of the Note Pledge Agreement that conflict with the Collateral Agent’s rights under the Note Pledge Agreement until the Secured Obligations (as defined in the Note Pledge Agreement) have been performed and paid in full.

This Note is a not a negotiable instrument.

IN WITNESS WHEREOF, the Borrower has caused its duly authorized officer to execute and deliver this Note as of the day and year first above written.

(Signature page follows)

Studio City Investments Limited

By
Name:
Title:

A-4